Exhibit 2.1

MeMORANDUM OF SALE

Dated as of april 9, 2018

by and among

GACP Finance co., llc, AS SECURED PARTY,

and

eVance, Inc., eVance Capital, Inc., and Securus365, Inc.,
as PURCHASERs

9.5 Third-Party Beneficiaries	14
9.6 Non-Recourse	14
9.7 Severability	14
9.8 Construction	14
9.9 Complete Agreement	14
9.10 Jurisdiction and Exclusive Venue	15
9.11 Governing Law; Waiver of Jury Trial	15
9.12 Prevailing Party	16
9.13 Counterparts and PDF	16
9.14 Publicity	16

Article X Additional Definitions and Interpretive Matters	17

10.1 Certain Definitions	17
10.2 Index of Defined Terms	20
10.3 Rules of Interpretation	20

ANNEX 1 COMMERCIAL TORT CLAIMS

Schedule 2.2(f) - Excluded Bank Accounts

Schedule 2.2(g) - Excluded Contracts

memorandum of sale

This MEMORANDUM OF SALE (this “Agreement”), is entered into as of April 9, 2018, by and among GACP Finance Co., LLC (acting solely in its capacity as administrative agent and collateral agent to the Lenders (as defined below), the “Secured Party”), and eVance, Inc., a Delaware corporation (“eVance”), eVance Capital, Inc., a Delaware corporation (“eVance Capital”), and Securus365, Inc., a Delaware corporation (“Securus”, and collectively with eVance and eVance Capital, “Purchasers”, and each, a “Purchaser”). The Secured Party and Purchasers each are referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein shall have the respective meanings given to such terms in Article X or elsewhere herein.

Recitals

Whereas, the Secured Party, as administrative agent and collateral agent to the Lenders, the Lenders from time to time party thereto, Excel Corporation, a Delaware corporation (“Excel”), as borrower; Payprotec Oregon, LLC, an Oregon limited liability company (“Payprotec”), Excel Business Solutions, Inc., a Delaware corporation (“Excel Business”), and eVance Processing, Inc., a Delaware corporation (“EV Processing” and, together with Payprotec and Excel Business, the “Excel Subsidiaries”) (the Excel Subsidiaries, together with Excel, each are referred to herein individually as a “Debtor” and collectively as the “Debtors”), as guarantors, are parties to that certain Loan and Security Agreement, dated as of November 2, 2016 (together with that certain: (a) Pledge Agreement dated as of November 2, 2016 between Excel, as pledgor, and Secured Party, as administrative agent for the Lenders; (b) First Amendment and Waiver to Loan and Security Agreement, dated as of January 26, 2017, by and among the Secured Party, as administrative and collateral agent for the Lenders, the Lenders, Excel, as borrower, and the Excel Subsidiaries; (c) Forbearance Agreement and Second Amendment to Loan and Security Agreement, dated as of October 13, 2017, by and among Excel, as borrower, the Excel Subsidiaries, the Lenders and the Secured Party, as administrative and collateral agent for the Lenders; and (d) First Extension of Forbearance Agreement, dated as of December 12, 2017, by and among Excel, as borrower, the Excel Subsidiaries, the Lenders and the Secured Party, as administrative agent for the Lenders, as such agreements may have been amended or modified from time to time, collectively the “Loan and Security Agreement”), pursuant to which the Lenders extended certain indebtedness to Excel evidenced by a promissory note made by Excel for an aggregate principal amount of $13,500,000 or such lesser sum representing the unpaid Initial Term Loan Amount (as the same may have been amended or modified from time to time, the “Note”);

WHEREAS, pursuant to the Loan and Security Agreement, the Secured Party has been granted a security interest in the Debtors’ assets to secure the Debtors’ obligations under certain documents, including the Loan and Security Agreement and the Note;

WHEREAS, the Debtors are in default under certain documents, including the Loan and Security Agreement and the Note, and the entire indebtedness due thereunder is now due and payable;

WHEREAS, the Secured Party has exercised its post-default remedies and realized on the collateral securing the Debtors’ obligations under certain documents, including the Loan and Security Agreement and the Note, by conducting a public auction (the “Auction”) of certain assets of the Debtors on the date hereof in accordance with Revised Article 9 of the Uniform Commercial Code;

WHEREAS, Purchasers desire, and accordingly at the Auction have bid, to purchase certain assets of the Debtors on the terms and conditions set forth herein, and this Agreement constitutes the Memorandum of Sale of the assets for which Purchasers bid at the Auction;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Transfer Statements dated as of the date hereof are being executed and delivered in the form required by Article 9 of the Uniform Commercial Code to evidence the transfer of the assets being sold on the terms and subject to the conditions set forth herein (the “Transfer Statements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchasers are entering into a Loan and Security Agreement, dated as of the date hereof, by and among Purchasers, Omnisoft, Inc., a Delaware corporation, and Crowdpay.us, Inc., a New York corporation, as borrowers, The OLB Group, Inc., a Delaware corporation and the parent entity of Purchasers (“Parent”), the Secured Party as agent for the lenders, and the lenders party from time to time thereto (together with the other agreements, instruments and documents to be executed and delivered by the parties in connection therewith, the “Purchaser Credit Agreement”) to fund the Purchase Price for the Acquired Assets;

WHEREAS, the Debtors have not opposed the sale of such assets to Purchasers in accordance with the Secured Party’s instructions and on the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows.

Article I

Reserved

Article II

Purchase and Sale of the Acquired Assets;
Assumption of Assumed Liabilities

2.1  Purchase and Sale of the Acquired Assets. On the terms and subject to the conditions set forth herein, at the Closing, the Acquired Assets shall be sold, transferred, assigned, conveyed and delivered to Purchasers, and Purchasers shall purchase, acquire and accept, all of the applicable Debtor’s right, title and interest in and to the Acquired Assets, “as is”, “where is” and “with all faults” and without any representations or warranties, express or implied, of any nature whatsoever. It is the intention of the Parties that the purchase of accounts included in the Acquired Assets made hereunder shall constitute a “sale of accounts,” as such term is used in Article 9 of the Uniform Commercial Code. “Acquired Assets” means all of the right, title and interest of the Debtors in and to all property of the Debtors, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including all right, title and interest of the Debtors in and to the following (but excluding in all cases the Excluded Assets):

(a)  all Accounts and all Goods whose sale, lease or other disposition by any Loan Party has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, any Loan Party;

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(b)  all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification);

(c)  all Inventory;

(d)  all Goods (other than Inventory), including Equipment and Fixtures;

(e)  all Deposit Accounts, bank accounts, deposits and cash other than the Excluded Bank Accounts;

(f)  all Commercial Tort Claims listed in Annex 1 attached hereto;

(g)  all Supporting Obligations;

(h)  any other property of any Loan Party now or hereafter in the possession, custody or control of Agent, any Lender, or any agent or any parent, Affiliate or Subsidiary of Agent, any Lender or Participant with any Lender in the Term Loan, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and

(i)  all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of each Loan Party’s books and records relating to any of the foregoing and to any Loan Party’s business.

The Acquired Assets shall be allocated among Purchasers as follows: (i) eVance shall acquire all of the Acquired Assets of EV Processing; (ii) eVance Capital shall acquire all of the Acquired Assets of Excel and Excel Business and (iii) Securus shall acquire all of the Acquired Assets of Payprotec.

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2.2  Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall the Secured Party be deemed to sell, transfer, assign, convey or deliver, and the Secured Party shall retain, all right, title and interest to, in and under the following assets, properties, interests and rights of the Secured Party in and to the right, title and interest of the Debtors in (collectively, the “Excluded Assets”):

(a)  the Excel Subsidiary Equity Interests;

(b)  all claims or actions of any nature and whenever arising of any Debtor against any current or former officer, employee or director of any Debtor, including, without limitation any claims under Excel Corporation vs. Hyde Cause Number, DC-17-06555 (District Court of Dallas County, Texas);

(c)  any Books and Records (i) to the extent they relate solely to any of the Excluded Assets or Excluded Liabilities; provided that each Purchaser shall have the right to make copies of such Books and Records or any portions of such Books and Records, or (ii) that the Secured Party or any Debtor is required by Law to retain; provided that each Purchaser shall have the right to make copies of such Books and Records or any portion of such Books and Records to the extent that the Secured Party and the Debtors are not prohibited by Law from providing a copy thereof to such Purchaser;

(d)  all claims or actions that any Debtor may have against any Person with respect to any Excluded Assets or any Excluded Liabilities;

(e)  all director and officer insurance policies of Debtor, and all rights and benefits of any Debtor of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims or actions with respect to any such insurance recoveries;

(f)  the bank accounts set forth on Schedule 2.2(f) hereto (the “Excluded Bank Accounts”), which, for the avoidance of doubt, does not include any deposits or cash in such accounts; and

(g)  the Contracts set forth on Schedule 2.2(g) hereto.

For the avoidance of doubt, the Secured Party’s rights under this Agreement, including to the Purchase Price hereunder, any Transaction Document, or any other agreement between the Secured Party and any Purchaser entered into on or after the date hereof, are excluded from the sale and shall be deemed Excluded Assets.

2.3  Assumption of Certain Liabilities. Except as otherwise provided in Section 2.4, on the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, each Purchaser hereby assumes from the applicable Debtor from whom it is acquiring the Acquired Assets under Section 2.1 (and from and after the date hereof shall pay, perform, discharge or otherwise satisfy in accordance with their respective terms or as may otherwise be agreed between such Purchaser and the applicable obligee), all obligations of such Debtor to be performed for periods after the Closing under Contracts that are Acquired Assets purchased by such Purchaser under Section 2.1 where the counterparty to such Contract has consented to the assignment of such Contract to the applicable Purchaser or where such consent is not required (but excluding, for the avoidance of doubt, any obligations or liabilities, whether incurred or arising prior to, on or after the Closing, in connection with any actual or alleged breach, default or other failure to perform under any such Contract or violation of Law, in any case, occurring or alleged to have occurred at or prior to the Closing) (collectively, the “Assumed Liabilities”).

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2.4  Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Parties expressly acknowledge and agree that no Purchaser does, and no Purchaser shall, assume, be deemed to have assumed or be liable or obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Debtors or any of Debtors’ predecessors or Affiliates, whether occurring prior to the Closing, or existing on the Closing or arising thereafter as a result of any act, omission or circumstance taking place prior to the Closing, in each case other than the Assumed Liabilities which such Purchaser is assuming pursuant to Section 2.3 (all such Liabilities that Purchasers are not assuming, collectively, the “Excluded Liabilities”).

Article III

Consideration; Payment

3.1  Consideration; Payment. In consideration for the sale, assignment, transfer and delivery of the Acquired Assets at the Closing, Purchasers shall: (a) assume the Assumed Liabilities pursuant to Section 2.3; and (b) pay to the Secured Party the sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Purchase Price”).

3.2  Closing. Simultaneously with (but subject to and conditioned upon) the deemed making of the Term Loan (as defined in the Purchaser Credit Agreement) under the Purchaser Credit Agreement, the closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price and the assumption of the Assumed Liabilities (the “Closing”) will take place at the offices of Paul Hastings LLP, 200 Park Avenue, New York, New York 10166, simultaneously with the execution and delivery of this Agreement and the Purchaser Credit Agreement.

3.3  Closing Deliveries by Purchasers. Simultaneously with the execution and delivery of this Agreement, each Purchaser shall deliver to the Secured Party the Purchaser Credit Agreement, duly executed by Parent and such Purchaser.

3.4  Closing Deliveries by the Secured Party. Simultaneously with the execution and delivery of this Agreement, the Secured Party shall deliver to each Purchaser: (a) the Purchaser Credit Agreement, duly executed by the Secured Party; and (b) the Transfer Statement applicable to such Purchaser, duly executed by the Secured Party.

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Article IV

Representations and Warranties of Purchasers

Each Purchaser represents and warrants to the Secured Party as follows as of the date hereof:

4.1  Organization and Qualification. Such Purchaser (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to enter into this Agreement and the other Transaction Documents and perform its obligations hereunder, and to own and operate its assets and properties and to carry on its businesses as now conducted and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of assets or property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated hereby.

4.2  Authorization of Agreement. The execution, delivery and performance of this Agreement and any other Transaction Document to which such Purchaser is a party by such Purchaser, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate or similar organizational action on the part of such Purchaser, and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents by such Purchaser. This Agreement and each Transaction Document to which such Purchaser is a party has been duly and validly executed and delivered by such Purchaser, and, this Agreement constitutes a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, and each other Transaction Document constitutes a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except, in each case, as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity (whether considered in a proceeding in equity or at law).

4.3  Conflicts; Consents.

(a)  The execution, delivery and performance by such Purchaser of this Agreement and the Transaction Documents to which such Purchaser is party and the consummation by such Purchaser of the transactions contemplated hereby and thereby, do not and will not: (i) violate the certificate of incorporation or bylaws of such Purchaser; (ii) violate any Law or Order applicable to such Purchaser or by which any property or asset of such Purchaser is bound; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any encumbrance on any property or asset of such Purchaser under, any Contract to which such Purchaser is party or bound (other than liens or encumbrances under the Purchaser Credit Agreement); except, in each case, for any such violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Purchaser to consummate the transactions contemplated hereby.

(b)  Such Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body or third party in connection with the execution, delivery and performance by such Purchaser of this Agreement and the Transaction Documents to which such Purchaser is party or the consummation by such Purchaser of the transactions contemplated hereby or thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Purchaser to consummate the transactions contemplated hereby.

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4.4  Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, such Purchaser and is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.5  No Litigation. There are no Actions pending or, to such Purchaser’s Knowledge, threatened against such Purchaser that challenge or seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement.

4.6  Sanctions. Such Purchaser has at all times complied and currently is in compliance with all applicable anti-terrorism financing and asset control Laws and economic sanctions Laws (including those Laws under the authority of the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), certain of which are codified at 31 C.F.R. Parts 500-599, as well as similar applicable Laws of other Governmental Bodies, including the United Nations Security Council, the European Union, and Her Majesty’s Treasury) (collectively, “Sanctions Laws”). Neither such Purchaser, nor any of its Affiliates, nor any officers, directors or employees of such Purchaser or any of its Affiliates (nor, to the Knowledge of such Purchaser, any agents of such Purchaser or of any of its Affiliates) (a) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by the U.S. government, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, the Foreign Sanctions Evaders list maintained by OFAC or any similar list maintained by the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (a “Sanctioned Person”) or (b) has knowingly participated in any transaction involving (i) a Sanctioned Person that was designated at the time of the transaction or (ii) any country or territory subject to an embargo or substantial restrictions on trade under Sanctions Laws at the time of the transaction. To such Purchaser’s Knowledge, all funds that will be used for any portion of the Purchase Price are and will be in full compliance with all, and were not obtained in violation any, Sanctions Laws.

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4.7  Anti-Corruption. Such Purchaser has not made use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to: (a) any foreign official for purposes of influencing any act or decision of such foreign official in his official capacity, including a decision to fail to perform his official functions, or inducing such foreign official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to assist such Purchaser or any of its Affiliates or any of their respective employees, officers or directors, or, to such Purchaser’s Knowledge, any of its or its Affiliates’ other representatives or agents in obtaining an inappropriate advantage or obtaining or retaining business for or with, or directing business to, any Person; (b) any foreign political party or official thereof or any candidate for foreign political office for purposes of influencing any act or decision of such party, official or candidate in its official capacity, including a decision to fail to perform its or his/her official functions, or inducing such party, official or candidate to use its or his/her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist such Purchaser or any of its Affiliates or any of their respective employees, officers or directors, or, to such Purchaser’s Knowledge, any of its or its Affiliates’ other representatives or agents in obtaining an inappropriate advantage or obtaining or retaining business for or with, or directing business to, any Person; or (c) any Person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official, to a foreign political party or official thereof, or a candidate for foreign political office, for purposes of (i) influencing any act or decision of the foreign official, political party, party official, or candidate in his/her or its official capacity, including a decision to fail to perform his/her or its official functions; or (ii) inducing a foreign official, political party, party official, or candidate to use his/her or its influence with a foreign government or instrumentality to affect or influence any act or decision of the government or instrumentality, in order to assist such Purchaser or any of its Affiliates or any of their respective employees, officers or directors, or, to such Purchaser’s Knowledge, any of its or its Affiliates’ other representatives or agents to obtain an inappropriate advantage or obtain or retain business for or with, or directing business to, any Person.

4.8  No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, such Purchaser acknowledges and agrees that it is relying upon its own inspection, investigation and analysis in purchasing the Acquired Assets and assuming the Assumed Liabilities and is not relying in any way upon any representations, warranties, agreements, cost information, studies, reports, descriptions, guidelines or other information or material furnished by the Secured Party or any Debtor or any of their respective Affiliates or representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters. There is no warranty relating to title, possession, quiet enjoyment, or the like in this disposition. The Acquired Assets are being sold “AS IS,” “WHERE IS” and “WITH ALL FAULTS” in their state and condition at the Closing. Such Purchaser acknowledges that neither the Secured Party nor any Debtor makes any express, and expressly disclaims any implied, representations or warranties, including any warranties of merchantability or fitness for particular purpose, in each case, with respect to the Acquired Assets, the Secured Party, the Debtors, any Assumed Liabilities, the business of the Debtors, the transactions contemplated hereby, the success, profitability or value of the Acquired Assets or the business conducted by the Debtors or any other matter, whether written or oral or at law or in equity, whether made by or on behalf of the Secured Party, any Debtor or any other Person. Such Purchaser acknowledges that the Secured Party hereby expressly disclaims all Liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, date or information made, communicated or furnished, orally or in writing (including electronically) to such Purchaser or any of such Purchaser’s Affiliates or representatives, including omissions therefrom.

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Article V

Representations and Warranties of the Secured Party

The Secured Party represents and warrants to each Purchaser as follows as of the date hereof:

5.1  Organization and Qualification. The Secured Party is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and the other Transaction Documents and perform its obligations hereunder.

5.2  Authorization of Agreement. The execution, delivery and performance of this Agreement and any other Transaction Document to which the Secured Party is a party by the Secured Party, and the consummation by the Secured Party of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite limited liability company action on the part of the Secured Party, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents by the Secured Party. This Agreement and each Transaction Document to which the Secured Party is a party has been duly and validly executed and delivered by the Secured Party, and, this Agreement constitutes a valid and binding obligation of the Secured Party, enforceable against the Secured Party in accordance with its terms, and each other Transaction Document constitutes a valid and binding obligation of the Secured Party, enforceable against the Secured Party in accordance with its terms, except, in each case, as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity (whether considered in a proceeding in equity or at law).

5.3  Conflicts; Consents.

(a)  The execution, delivery and performance by the Secured Party of this Agreement and the Transaction Documents to which the Secured Party is party and the consummation by the Secured Party of the transactions contemplated hereby and thereby, do not and will not: (i) violate the limited liability company agreement of the Secured Party; or (ii) violate any Law or Order applicable to the Secured Party, except, in each case, for any such violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Secured Party to consummate the transactions contemplated hereby.

(b)  The Secured Party is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body or third party in connection with the execution, delivery and performance by the Secured Party of this Agreement and the Transaction Documents to which the Secured Party is party or the consummation by the Secured Party of the transactions contemplated hereby or thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Secured Party to consummate the transactions contemplated hereby.

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5.4  Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Secured Party and is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Article VI

Covenants.

6.1  Third-Party Notices. Each Purchaser acknowledges that Secured Party has no obligation to deliver any notice to any third parties regarding the transactions contemplated by this Agreement or otherwise, and any such notices shall be the sole responsibility of Purchasers.

6.2  Further Assurances. From time to time after the Closing, as and when requested by any Party and at such requesting Party’s expense, any other Party will, and will use commercially reasonable efforts to cause its respective Affiliates to, execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement or any Transaction Document.

Article VII

Reserved

Article VIII

Reserved

Article IX

Miscellaneous

9.1  Expenses. Except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors) related to the transactions contemplated by this Agreement and the other agreements contemplated hereby will be paid by the Party incurring such fees, costs and expenses.

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9.2  Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered (with written confirmation of receipt), (b) when transmitted via facsimile device or by electronic mail (unless if transmitted after 5:00 P.M. Central time or other than on a Business Day, then on the next Business Day), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to any Purchaser:

c/o The OLB Group, Inc.
200 Park Avenue, Suite 1700

New York, NY 10166

Attention:	Ronny Yakov
Email:	ronny@olb.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention:	Barry I. Grossman, Esq.
Matthew A. Gray, Esq.
Email:	bigrossman@egsllp.com
mgray@egsllp.com

Notices to the Secured Party:

c/o Great American Capital Partners, LLC
73 Old Ridgefield Road, Suite 6
Wilton, CT 06897

Attention:	Robert A. Louzan, Managing Director
Email:	rlouzan@gacapitalpartners.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166

Attention:	Harvey A. Strickon, Esq.
Leslie Plaskon, Esq.
Facsimile:	(212) 230-7689
(212) 230-5137
Email:	harveystrickon@paulhastings.com
leslieplaskon@paulhastings.com

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9.3  Binding Effect; Assignment. This Agreement shall be binding upon the Parties and inure to the benefit of the Parties and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any Purchaser, by operation of law, merger or otherwise, without the prior written consent of the Secured Party and any attempted assignment without such consent shall be null and void, ab initio; provided, however, that after the Closing, subject, for the avoidance of doubt, to any applicable restrictions under the Purchaser Credit Agreement, a Purchaser may assign its rights and benefits hereunder to any Affiliate of such Purchaser without obtaining any such consent, provided, that such Purchaser shall remain liable for its obligations hereunder.

9.4  Amendment and Waiver. Any provision of this Agreement may be (a) amended only in a writing signed by Purchasers and the Secured Party or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

9.5  Third-Party Beneficiaries. Nothing in this Agreement, express or implied, will be construed to give any Person other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.6  Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. No past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor(s) of any Party will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party to this Agreement or for any Action based upon, arising out of or related to this Agreement.

9.7  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

9.8  Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

9.9  Complete Agreement. This Agreement and the Transaction Documents and any other agreements between or among the Parties expressly referred to herein (to the extent referenced herein) (and to the extent expressly incorporated herein, the Loan and Security Agreement), collectively contain the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets, the assumption of the Assumed Liabilities and the transactions contemplated hereby and thereby and supersede all prior agreements between or among the Parties respecting the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities and the transactions contemplated hereby and thereby.

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9.10 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in the state and (where federal jurisdiction exists) federal courts of the State of New York and appellate courts having jurisdiction of appeals in such courts (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

9.11  Governing Law; Waiver of Jury Trial.

(a)  This Agreement, and any Action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of New York or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of New York to apply.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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9.12  Prevailing Party. If any Action is commenced to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including fees of Advisors, in such amount as the Chosen Court shall determine.

9.13  Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

9.14  Publicity. Neither Purchasers, on the one hand, nor the Secured Party, on the other hand, shall, or permit or cause any of its Affiliates to, issue any press release or public announcement concerning this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including their existence and the terms and conditions thereof) without obtaining the prior written approval of the other set of Parties, which approval may not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if in the reasonable judgment of the disclosing Party, disclosure is required (a) by applicable Law, Order or U.S. Securities and Exchange Commission or stock exchange requirement or (b) in order to enforce rights hereunder, provided that, in the case of disclosure pursuant to clause (a), unless otherwise prohibited by applicable Law, (i) the disclosing Party shall provide prompt written notice of such requirement so that the other set of Parties may (at such other Party’s election), prior to any disclosure by the disclosing Party, seek an appropriate protective order or other appropriate remedy or waive compliance by the disclosing Party with this Section 9.14 or both and (ii) absent the entry of such a protective order or the receipt of a waiver, such disclosing Party shall disclose only such information legally required to be disclosed and shall incorporate the reasonable comments of the other set of Parties with respect to, the text of any such disclosure and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be afforded any such information so disclosed.

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Article X

Additional Definitions and Interpretive Matters

10.1  Certain Definitions.

(a)  “Action” means any action, demand, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

(b)  “Accounts” has the meaning as defined in the UCC.

(c)  “Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.

(d)  “Affiliate” means, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, where “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(e)  “Agent” means GACP Finance Co., LLC, as administrative agent and collateral agent for the Lenders, in such capacity, together with its successors and assigns, if any, in such capacity, under the Loan and Security Agreement.

(f)  “Books and Records” means originals, or where not available, copies, of all of the Debtors’ written files, documents, business correspondence, notes, instruments, papers, books, reports, drawings, records, tapes, microfilms, photographs, letters, books of account, internal financial statements, budgets, forecasts, plans, statistics, operating records, records generated from completed or active transactions (including billing, payment and dispute histories, credit information and similar data), safety and environmental reports, data, studies and documents, Tax Returns, ledgers and general, financial and accounting records, journals, title policies, customer lists, customer purchasing histories, price lists, distribution lists, vendor and supplier lists, contractor and service provider lists, production data, quality control records and procedures, customer complaints and inquiry files, regulatory filings, correspondence with any Governmental Body, operating data and plans, research and development material, technical documentation (design specifications, engineering information, test results, maintenance files and schedules, functional requirements, operating instructions, logic manuals, processes and process instructions, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales, promotional and advertising material and brochures, photographs, flyers, pamphlets, web pages, marketing and promotional surveys, sales records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices)), personnel records and other similar materials relating to the Business, in each case whether in hard copy or electronic form.

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(g)  “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(h)  “Chattel Paper” has the meaning as defined in the UCC.

(i)  “Commercial Tort Claims” has the meaning as defined in the UCC.

(j)  “Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or other contract, agreement or binding arrangement concerning intellectual property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

(k)  “Deposit Accounts” has the meaning set forth in UCC.

(l)  “Documents” has the meaning as defined in the UCC.

(m)  “Electronic Chattel Paper” has the meaning as defined in the UCC.

(n)  “Equipment” has the meaning as defined in the UCC.

(o)  “Excel Subsidiary Equity Interests” means all right, title and interest (if any) of Excel, in and to: (i) 100% of the membership interests in Payprotec; (ii) 100 shares of common stock of Excel Business, representing all of the issued and outstanding common stock of Excel Business; and (iii) 100 shares of EV Processing, representing all of the issued and outstanding common stock of EV Processing.

(p)  “Fixtures” has the meaning as defined in the UCC.

(q)  “General Intangibles” has the meaning as defined in the UCC.

(r)  “Goods” has the meaning as defined in the UCC.

(s)  “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, domestic, federal, state, provincial or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(t)  “Initial Term Loan Amount” has the meaning set forth in the Loan and Security Agreement.

(u)  “Instruments” has the meaning as defined in the UCC.

(v)  “Inventory” has the meaning as defined in the UCC.

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(w) “Knowledge” means, with respect to any Purchaser, the actual knowledge after reasonable inquiry of Ronny Yakov.

(x)  “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(y)  “Lender” or “Lenders” has the meaning set forth in the Loan and Security Agreement.

(z)  “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, determined or determinable, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed and whether or not the same would be required by United States general accounting principles to be reflected in financial statements or disclosed in the notes thereto.

(aa) “Loan Party” means any Debtor and any other Person that is a Loan Party within the meaning set forth in the Loan and Security Agreement.

(bb)  “Order” means any order, injunction, judgment, decree, award, ruling, writ, assessment or arbitration award entered, issued or enforced by or with any Governmental Body.

(cc)  “Participant” has the meaning set forth in the Loan and Security Agreement.

(dd)  “Person” means an individual, corporation, partnership, proprietorship, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(ee)  “Proceeds” has the meaning as defined in the UCC.

(ff)  “Subsidiary” means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the capital stock or other equity interest at the time of determination.

(gg)  “Supporting Obligations” has the meaning as defined in the UCC.

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(hh)  “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including any United States federal, state, local, non-U.S. or other income, gross receipts, capital stock, capital gains, franchise, profits, escheat, withholding, social security, unemployment, disability, real property, ad valorem/personal property, severance, windfall profits, stamp, license, payroll, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) including any deficiency assessment, interest, penalty or addition thereto and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person or other entity.

(ii)  “Tax Return” means any return, declaration, claim for refund, report, statement, estimate or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(jj)  “Term Loan” has the meaning set forth in the Loan and Security Agreement.

(kk)  “Transaction Documents” means each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any Party hereto in connection with the consummation of the transactions contemplated hereunder or thereunder.

(ll)  “UCC” means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of New York.

10.2  Index of Defined Terms.

Acquired Assets	5	Loan and Security Agreement	Recitals
Agreement	Preamble	Note	Recitals
Assumed Liabilities	7	OFAC	9
Auction	Recitals	Parent	Recitals
Chosen Courts	15	Parties	Preamble
Closing	7	Party	Preamble
Debtor	Recitals	Payprotec	Recitals
Debtors	Recitals	Purchase Price	7
EV Processing	Recitals	Purchaser	Preamble
eVance	Preamble	Purchaser Credit Agreement	Recitals
eVance Capital	Preamble	Purchasers	Preamble
Excel	Recitals	Sanctioned Person	9
Excel Business	Recitals	Sanctions Laws	9
Excel Subsidiaries	Recitals	Secured Party	Preamble
Excluded Assets	6	Securus	Preamble
Excluded Bank Accounts	6	Transfer Statements	Recitals
Excluded Liabilities	7

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10.3  Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement hereunder:

(a) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Annex and Schedule references contained in this Agreement are references to sections, clauses, Annexes and Schedules in or to this Agreement, unless otherwise specified. The Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Except as otherwise set forth therein, any capitalized terms used in the Annexes or Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(c)  The words “to the extent” shall mean “the degree by which” and not “if.”

(d) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(e) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(f) The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(g) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(h) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(i) Any reference to any agreement or contract will be a reference to such agreement or contract, as amended, modified, supplemented or waived.

(j) Any reference to any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SECURED PARTY:

GACP FINANCE CO., LLC, acting solely in its capacity as administrative agent and collateral agent to the Lenders

By:	/s/ John Ahn
Name: John Ahn
Title: President

[Signature Page to Memorandum of Sale]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASERS:

EVANCE, INC.

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: President

EVANCE CAPITAL, INC.

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: President

SECURUS365, INC.

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: President

[Signature Page to Memorandum of Sale]

Annex 1

Commercial Tort Claims

Schedule 2.2(f)

Excluded Bank Accounts

Schedule 2.2(g)

Contracts